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                                                                   EXHIBIT 10.20

                     FIRST AMENDMENT TO PURCHASE AGREEMENT

          THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this "Amendment") is made and entered into as of the 7th day of October, 1997, by and between BOETTCHER WESTERN PROPERTIES III LTD., a Colorado limited partnership ("Seller"), and M. PHILLIP CARDOZA ("Buyer").

                                 Recitals

          This Amendment is made with reference to the following facts:

          A. Pursuant to a Purchase and Sale Agreement and Joint Escrow Instructions dated as of July 17, 1997 (the "Purchase Agreement"), Seller agreed to sell, and Buyer agreed to purchase, the retail center owned by Seller and commonly known as "Venetian Square Shopping Center" located in Stockton, California (the "Center").

          B. As contemplated by the Purchase Agreement, Buyer had until August 15, 1997 (the "Financing Contingency Deadline"), to either satisfy certain financing contingencies enabling Buyer to proceed with the purchase of the Center, or terminate the Purchase Agreement. Buyer was unable to satisfy such financing contingencies prior to the expiration of the Financing Contingency Deadline, and consequently terminated the Purchase Agreement in accordance with the terms and conditions thereof.

          C. Seller and Buyer now desire to revive and reinstate the Purchase Agreement, to amend and modify the Purchase Agreement in certain respects, and to proceed with the purchase and sale of the Center contemplated by the Purchase Agreement, on the terms and subject to the conditions set forth in this Amendment.

                                 Amendment

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

          1. Incorporation of Recitals; Definitions. Each of the foregoing recitals is hereby incorporated in full herein and made a part of this Amendment. Any initially capitalized term not otherwise defined in this Amendment has the same meaning herein as ascribed to such term in the Purchase Agreement.

          2. Reinstatement of Purchase Agreement. The Purchase Agreement, as amended and modified by this Amendment, is hereby revived and reinstated and shall continue in full force and effect as if Buyer had never exercised its right to terminate the Purchase Agreement in accordance with the terms and conditions thereof.

          3. Waiver of Contingencies. Buyer hereby acknowledges and agrees that all of the conditions to Buyer's obligation to purchase the Property contained in Article 6 of the Purchase
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Agreement, including, without limitation, Buyer's review of the documents described in Section 6.2 of the Purchase Agreement and the financing and leasing contingencies described in Section 6.3 of the Purchase Agreement, have been duly satisfied or waived by Buyer, and Buyer's right to terminate the Purchase Agreement pursuant to Section 6.4 of the Purchase Agreement is no longer of any force or effect whatsoever.

          4. Delivery of Additional Deposit. Not later than one business day following the mutual execution and delivery of this Amendment, Buyer shall deliver to Escrow Holder the Additional Deposit required pursuant to Section 4.2 of the Purchase Agreement. The Additional Deposit, together with the Initial Deposit currently held by Escrow Holder and all interest accrued thereon, shall be applied against the Purchase Price payable by Buyer for the Property at Closing, but shall be non-refundable to Buyer under all circumstances other than
(i) a breach by Seller of its obligation to sell the Property to Buyer in accordance with the terms and conditions contained in the Purchase Agreement, as amended and modified by this Amendment, (ii) Seller's failure to obtain the consent of the Limited Partners to the transactions contemplated by the Purchase Agreement in accordance with the provisions of Section 3.3.4 thereof, or (iii) Seller's failure to contribute its share of the premium for the "Environmental Liability Policy" (as defined in Paragraph 7 below).

          5.   Transfer Liability Policy.  The following is hereby added as new
Section 3.2.5 of the Purchase Agreement:

          "3.2.5 Property Transfer Liability Policy. A Property Transfer Liability Policy of insurance issued by Steadfast Insurance Company ('Steadfast') or another insurance carrier selected by Seller at Seller's expense on a 'claims-made' basis (the 'Transfer Liability Policy') consistent in all material respects with Steadfast's Form No. STF-PTL-123-A CW (5/95) with coverage in the amount of $2,000,000 per occurrence and $2,000,000 in the aggregate, a term of ten years, and a deductible not to exceed $100,000. The Transfer Liability Policy shall name Buyer as primary insured, and shall name Seller as an additional insured."

          6.   Target Approval Date.  The Target Approval Date contemplated by
Section 3.3.4 of the Purchase Agreement is hereby extended until the date 90 days following the date on which Buyer delivers the Additional Deposit to Escrow Holder. Seller agrees to promptly initiate the approval process and to diligently pursue obtaining such approval in accordance with the provisions of
Section 3.3.4 of the Purchase Agreement.

          7. Resolution of Pending Environmental Investigation. The following is hereby added as new Section 3.4 of the Purchase Agreement:

          "3.4 Resolution of Pending Environmental Investigation. Without limiting the generality of the provisions of Section 3.3 above, Seller's obligation to sell the Property to Buyer is further conditioned upon Seller's having received written notice (the 'Closure Letter') from San Joaquin County, California (the 'County'), confirming that the County has recommended that all pending investigations of the environmental

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          condition of the Property be terminated, closed and discontinued.
          Seller agrees to use reasonable efforts and due diligence to obtain the Closure Letter as soon as reasonably practicable; provided, that in the event that the Closure Letter has not been received on or before December 31, 1997 (or by June 30, 1998, in the event that Buyer and Seller elect to extend the time period for obtaining the Closure Letter pursuant to clause (ii) below), (i) Buyer and Seller may mutually agree to waive receipt of the Closure Letter as a condition to Seller's obligations hereunder, in which event Seller shall be released from and indemnified and held harmless against any and all claims, losses, damages, liabilities, costs and expenses, including attorneys' fees and court costs, arising from or in any way related to the environmental condition of the Property currently under investigation; (ii) Buyer and Seller may mutually agree to continue to pursue issuance of the Closure Letter by the County for an additional period of six (6) months expiring on June 30, 1998, at which time, if the Closure Letter has not been received, the parties may exercise either of the options described in clauses (i), (iii) or (iv) hereof;
          (iii) either party may elect to purchase an environmental liability policy of insurance with coverage in such amounts as may be reasonably acceptable to Seller (the 'Environmental Liability Policy') insuring Seller against liability for any environmental conditions existing at the Property under investigation by the County or other governmental agencies as of the date of Closing, or (iv) Buyer may elect to terminate this Agreement. In the event that either party elects to purchase the Environmental Liability Policy, which policy shall name both Seller and Buyer as insureds, Seller and Buyer shall each pay one-half of the cost of obtaining the Environmental Liability Policy, up to a maximum of $50,000 each; provided, that in the event that the Environmental Liability Policy is not commercially available for a premium of not more than $100,000, Buyer may elect to pay the full amount of the premium in excess of $50,000 in order to obtain the Environmental Liability Policy, such that Seller's contribution towards the cost of obtaining the Environmental Liability Policy shall in no event exceed the lesser of (a) one-half of the premium payable for such policy, or (b) $50,000. In the event of any termination of this Agreement pursuant to this Section 3.4, the Deposit shall be immediately released to Seller and thereafter, the parties shall be relieved from any further obligation or liability to the other pursuant to this Agreement except for those obligations which expressly survive the Closing or earlier termination of this Agreement pursuant to the provisions of Article 9 below; provided, that Buyer shall return all of Seller's Deliveries to Seller and shall provide Seller with copies of all reports, surveys, assessments, analyses or summaries thereof prepared by or on behalf of Buyer in connection with its investigations of the Property pursuant to Article 6 below."

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          The following is hereby added as new clause (iv) of Section 8.3 of the
Purchase Agreement, and existing clause (iv) is hereby renumbered as clause (v):

          "(iv) the amount of Buyer's contribution against the premium payable for the Environmental Liability Policy (if applicable) in accordance with Section 3.4 above,..."

          The following is hereby added as new clause (iv) of Section 8.4 of the Purchase Agreement, and existing clause (iv) is hereby renumbered as clause (v):

          "(iv) one-half of the premium payable for the Environmental Liability Policy (if applicable), not to exceed $50,000..."

          8. Amendment of Closing Date. The first sentence of Section 7.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "The close of Escrow (the 'Closing') shall take place at the offices of Escrow Holder on the fifteenth (15th) day after the later to occur of (i) the date on which Seller notifies Buyer that Seller has obtained all necessary consents from its Limited Partners as contemplated by Section 3.3.4 above, (ii) the date on which Seller notifies Buyer that Seller has received the Closure Letter from the County, (ii) the date on which the parties agree in writing to waive waived receipt of such Closure Letter as a condition to Seller's obligations hereunder in accordance with the provisions of Section 3.4 above, or (iii) the date on which the Environmental Liability Policy or a commitment to issue such policy has been received by Seller;provided, that the date of Closing may, by mutual agreement of the parties, be held on an earlier date."

          9. No Further Amendment. Except as expressly amended and modified by this Amendment, the Purchase Agreement, as revived and reinstated by this Amendment, remains unmodified, is hereby ratified, confirmed and incorporated in full herein, and shall be deemed in full force and effect as of the date hereof.

          10. Counterparts. This Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the day and year first set forth above.



                                     SELLER:



                                     BOETTCHER WESTERN PROPERTIES III
                                     LTD., a Colorado limited partnership



                                     By:  Boettcher Properties, Ltd.,
                                          its Managing General Partner



                                          By: BPL Holdings, Inc.,
                                              its Managing General Partner



                                              By:/s/ Daniel D. Williams
                                                 ----------------------
                                                Daniel D. Williams,
                                                Director


                                     BUYER:



                                     /s/ M. Phillip Cardoza
                                     ----------------------
                                     M. Phillip Cardoza

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